Exhibit 99.1

ZIOPHARM Reports First Quarter Financial Results and Highlights

Ends quarter with $ 124 million in cash and cash equivalents

NEW YORK, NY – May 5, 2011 - ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), an oncology small molecule and synthetic biology drug development company, today reported its financial results for the three months ended March 31, 2011, and provided an update on the Company’s  activities in the first quarter.

For the first quarter of 2011, the Company’s cash used in operations was $8.2 million, an increase of $4.4 million from $3.8 million for the same period of 2010. The increase in spending is attributable primarily to research and development activities for the “PICASSO 3” Phase III trial of palifosfamide in metastatic soft tissue sarcoma. The Company ended the March 2011 quarter with cash of approximately $124.0 million. The Company expects its existing cash resources to support operations into late 2012; however, this expectation is subject to change based on the scope and progress of the Company’s research and development programs.

The net loss for the first quarter of 2011 was $39.0 million, or $(0.65) per share, compared to a net loss of $17.7 million, or $(0.44) per share for the first quarter of 2010. The increase in net loss of $21.3 million was primarily a result of a one-time, non-cash charge of $17.5 million in process research and development expense related to the Company’s issuance of stock in conjunction with entering into the Company’s Exclusive Channel Partnership with Intrexon Corporation. Increased clinical trial expenses also contributed to the increase in net loss. The Company expects its clinical trial expenses to continue increasing as the pivotal palifosfamide trial further enrolls and as additional trials for palifosfamide, darinaparsin, indibulin and DNA-based therapeutics are initiated or expanded.

First Quarter Highlights

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The Company executed a global Exclusive Channel Partnership in oncology with Intrexon Corporation, a next-generation synthetic biology company. Under the partnership, ZIOPHARM has rights to Intrexon's entire human in vivo effector platform within the field of oncology from which the Company will develop and commercialize DNA-based therapeutics. The lead clinical candidate is in advanced phase I study and a second will be the subject of an IND (Investigational New Drug) filing expected in the first half of this year. In conjunction with entry into the Intrexon Exclusive Channel Partnership, Intrexon purchased $11.6 million of ZIOPHARM common stock in a private placement. Under the Exclusive Channel Partnership agreement, and subject to certain conditions and limitations, Intrexon further committed to purchase up to $50.0 million of equity in conjunction with future qualifying Company securities offerings. Subsequently, ZIOPHARM also welcomed Intrexon's Chairman and CEO, RJ Kirk, to its Board of Directors.

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The Company announced that it had raised $63.5 MM in gross proceeds from a public offering of common stock. Intrexon's $11.0 million participation in the public offering was applied against its aggregate purchase commitment.

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The Company completed a license and collaboration agreement with Solasia Pharma K.K., a developer of Western oncology pharmaceuticals in-licensed for commercialization in Asian markets, to develop and commercialize ZIOPHARM's darinaparsin product (Zinapar™ or ZIO-101) and related organic arsenic molecules in specified Pan-Asian/Pacific territories. Under terms of the agreement, ZIOPHARM received an up-front payment of $5 million to be used exclusively for further clinical development of darinaparsin outside of the pan-Asian/Pacific territory, and is entitled to receive additional payments of up to $32.5 million in development-based milestones and up to $53.5 million in sales-based milestones. ZIOPHARM is also entitled to receive double-digit royalty payments from Solasia on net sales of licensed products in the applicable territories, once commercialized, and a percentage of any sublicense revenues generated by Solasia.

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The Company obtained from The Committee for Orphan Medicinal Products (COMP), within the European Medicines Agency (EMA), orphan medicinal product status for darinaparsin (Zinapar™ or ZIO-101) for the treatment of peripheral T-cell lymphoma (PTCL).

Subsequent to Quarter End

The Company received approximately $12 million subsequent to March 31, 2011 upon the exercise of investor warrants issued in connection with a 2006 private securities offering which had an expiration date of May 3, 2011.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer therapeutics. The Company is currently focused on several clinical programs.

Palifosfamide (Zymafos™ or ZIO-201) is a novel DNA cross-linker in class with bendamustine, ifosfamide, and cyclophosphamide. ZIOPHARM is currently enrolling patients in a randomized, double-blinded, placebo-controlled Phase III trial with palifosfamide administered intravenously for the treatment of metastatic soft tissue sarcoma in the front-line setting. The company is also currently conducting a Phase I intravenous study of palifosfamide in combination with standard of care addressing small cell lung cancer and an oral form of the drug for treatment of solid tumors is currently in the advanced preclinical stage of development.

Darinaparsin (Zinapar™ or ZIO-101) is a novel mitochondrial-targeted agent (organic arsenic) being developed intravenously for the treatment of relapsed peripheral T-cell lymphoma likely with a two-stage potentially pivotal study expected to begin in late 2011. An oral form is in a Phase I trial in solid tumors.

Indibulin (Zybulin™ or ZIO-301) is a novel, oral tubulin binding agent that is expected to have several potential benefits including oral dosing, application in multi-drug resistant tumors, no neuropathy and a quite tolerable toxicity profile. It is currently being studied in Phase I/II in metastatic breast cancer.

ZIOPHARM is also pursuing the development of novel DNA-based therapeutics in the field of cancer pursuant to a partnering arrangement with Intrexon Corporation. The partnership includes two existing clinical-stage product candidates, the first of which is in a Phase Ib study and the second will be the subject of an anticipated Investigational New Drug application that ZIOPHARM expects to submit during the first half of 2011.

ZIOPHARM's operations are located in Boston, MA and Germantown, MD with an executive office in New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-E

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause ZIOPHARM Oncology's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of ZIOPHARM Oncology's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of ZIOPHARM Oncology's product candidates, the risk that the results of clinical trials may not support ZIOPHARM Oncology's claims, the risk that pre-clinical or clinical trials will proceed on schedules that are consistent with ZIOPHARM Oncology's current expectations or at all, risks related to ZIOPHARM Oncology's ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding ZIOPHARM Oncology's ability to obtain additional financing to support its operations thereafter, as well as other risks regarding ZIOPHARM Oncology's that are more fully discussed under the heading "Risk Factors" in ZIOPHARM Oncology's filings with the United States Securities and Exchange Commission. Forward-looking statements can be identified by the use of words such as "may," "will," "intend," " should," "could," "can," "would," "expect," "believe," "estimate," " predict," "potential," "plan," "is designed to," "target" and similar expressions. ZIOPHARM Oncology assumes no obligation to update these forward-looking statements, except as required by law.

ZIOPHARM Oncology, Inc.
Condensed Statements of Operations
(in thousands except share and per share data)

	For the Three Months Ended
	March 31,
	2011	2010

Collaboration revenue	$67	$-

Operating expenses:
Research and development	24,641	1,939
General and administrative	3,352	2,630
Total operating expenses	27,993	4,569

Loss from operations	(27,926)	(4,569)

Other income (expense), net	(2)	9
Change in fair value of warrants	(11,080)	(13,093)
Net loss	$(39,008)	$(17,653)

Net loss per share - basic and diluted	$(0.65)	$(0.44)

Weighted average common shares outstanding used
to compute net loss per share - basic and diluted	60,412,689	40,150,100

ZIOPHARM Oncology, Inc.
Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)	(unaudited)

Cash and cash equivalents	124,037	60,392
Working capital	123,427	57,204
Total assets	130,862	61,520
Total stockholders' equity	81,952	30,553

Contacts:

For ZIOPHARM:
Tyler Cook
ZIOPHARM Oncology, Inc.
617-259-1982
tcook@ziopharm.com

Media:
David Pitts
Argot Partners
212-600-1902
david@argotpartners.com